Exhibit 99.3

SERVICER COMPLIANCE STATEMENT

FIA Card Services, National Association

BA Master Credit Card Trust II

The undersigned, a duly authorized officer of FIA Card Services, National Association (the "Bank"), as Servicer pursuant to the Second Amended and Restated Pooling and Servicing Agreement dated as of October 20, 2006 (as amended from time to time, the "Pooling and Servicing Agreement") by and between the Bank and The Bank of New York, as trustee (the "Trustee") does hereby certify that:

1.	The Bank is Servicer under the Pooling and Servicing Agreement.
2.	The undersigned is duly authorized as required pursuant to the Pooling and Servicing Agreement to execute and deliver this Certificate to the Trustee.
3.	This Certificate is delivered pursuant to Section 3.05 of the Pooling and Servicing Agreement.
4.	A review of the Servicer's activities during the twelve-month period ended June 30, 2007 and of its performance under the Pooling and Servicing Agreement has been made under my supervision.
5.

To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Pooling and Servicing Agreement in all material respects throughout such twelve-month period.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 18th day of September 2007.

By: /s/ Elizabeth S. Buie

Name: Elizabeth S. Buie

Title:	Senior Vice President